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                                                                      EX-23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Verticalnet, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Verticalnet, Inc. of our report dated February 12, 2002, except for
Note 22, which is as of March 15, 2002, with respect to the consolidated financial statements of Verticalnet, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 and our report dated March 29, 2002 with respect to the financial statement schedule as of December 31, 2001 and for each of the years in the three-year period then ended, which reports are included in the December 31, 2001 annual report on Form 10-K of Verticalnet, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Philadelphia, Pennsylvania
April 26, 2002